Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Month Ended:
July 31, 2007
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Monthly Operating Loss: $187 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: August 31, 2007	/s/ THOMAS S. TIMKO Thomas S. Timko
Controller and Chief Accounting Officer

(1)	See next page for a listing of Debtors by case number.
(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
(1) The Debtors in these jointly administered cases are as follows:

Debtor Name	Case Number

Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

		Year-to-Date
	Month Ended	January 1 to
	July 31, 2007	July 31, 2007
	(in millions)
Net sales:
General Motors and affiliates	$593	$5,287
Other customers	381	3,566
Non-Debtor affiliates	38	340

Total net sales	1,012	9,193

Operating expenses:
Cost of sales, excluding items listed below	1,063	9,295
Long-lived asset impairment charges	—	195
Securities & ERISA litigation charge	—	332
Depreciation and amortization	45	342
Selling, general and administrative	91	612

Total operating expenses	1,199	10,776

Operating loss	(187)	(1,583)
Interest expense (contractual interest expense was $35 million and $253 million, respectively)	(24)	(176)
Loss on extinguishment of debt	—	(23)
Other income, net	1	35

Loss before reorganization items, income tax expense, and equity income	(210)	(1,747)
Reorganization items, net	(10)	(76)
Income tax benefit (expense)	1	(23)
Equity income from non-consolidated affiliates, net of tax	4	26
Equity income from non-Debtor affiliates, net of tax	46	297

Net loss	$(169)	$(1,523)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.-
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

July 31, 2007
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$30
Restricted cash	110
Accounts receivable, net:
General Motors and affiliates	1,488
Other third parties	880
Non-Debtor affiliates	430
Notes receivable from non-Debtor affiliates	292
Inventories, net:
Productive material, work-in-process and supplies	879
Finished goods	249
Other current assets	240

Total current assets	4,598

Long-term assets:
Property, net	1,842
Investments in affiliates	386
Investments in non-Debtor affiliates	3,945
Goodwill	152
Other intangible assets, net	29
Other	306

Total long-term assets	6,660

Total assets	$11,258

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities not subject to compromise:
Debtor-in-possession financing	$3,031
Accounts payable	1,191
Accounts payable to non-Debtor affiliates	613
Accrued liabilities	961

Total current liabilities not subject to compromise	5,796

Long-term liabilities not subject to compromise:
Employee benefit plan obligations and other	709

Liabilities subject to compromise	18,132

Total liabilities	24,637

Stockholders’ deficit:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued	6
Additional paid-in capital	2,778
Accumulated deficit	(13,434)
Accumulated other comprehensive loss:
Employee benefit plans, excluding non-debtor entities	(2,706)
Other, including employee benefit plans for non-debtor entities	29

Total accumulated other comprehensive loss	(2,677)
Treasury stock, at cost (3.2 million shares)	(52)

Total stockholders’ deficit	(13,379)

Total liabilities and stockholders’ deficit	$11,258

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
July 31, 2007
(in millions)
Cash flows from operating activities:
Net loss	$(169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	45
Pension and other postretirement benefit expenses	79
Equity income from unconsolidated affiliates, net of tax	(4)
Equity income from non-Debtor affiliates, net of tax	(46)
Reorganization items	10
Changes in operating assets and liabilities:
Accounts receivable, net	458
Inventories, net	(49)
Other assets	16
Accounts payable, accrued and other long-term liabilities	(90)
U.S. employee special attrition program	(19)
Other postretirement benefit payments, net of reimbursement by GM	(22)
Pension contributions	(48)
Payments for reorganization items, net	(19)
Other	6

Net cash provided by operating activities	148

Cash flows from investing activities:
Capital expenditures	(20)
Proceeds from sale of property	2
Other	(1)

Net cash used in investing activities	(19)

Cash flows from financing activities:
Net repayments on borrowings from debtor-in-possession credit facility	(125)

Net cash used in financing activities	(125)

Increase in cash and cash equivalents	4
Cash and cash equivalents at beginning of period	26

Cash and cash equivalents at end of period	$30

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
1. Background and Organization
     General – Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases – On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (collectively with the Initial Filers, the “Debtors”) filed voluntary petitions for relief under the Bankruptcy Code (the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein collectively as the “Chapter 11 Filings”). See the second page of this report for a listing of the Debtors and case number information. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the Chapter 11 Filings and will continue their business operations without supervision from U.S. courts. On October 17, 2005 the Office of the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors. The composition of the creditors’ committee was subsequently changed. On March 22, 2006, the Court granted a motion to create an equity committee to represent the interests of Delphi’s stock owners and on April 28, 2006, the U.S. Trustee appointed a committee of equity security holders in these chapter 11 cases. The equity committee’s composition was also later changed.
     On January 20, 2006, the Debtors filed with the Court the Schedules of Assets and Liabilities and Statements of Financial Affairs (the “Schedules and Statements”), as required by the Bankruptcy Code. Subsequently, on February 1, 2006 and April 18, 2006, the Debtors filed certain amendments to the Schedules and Statements.
     On February 3, 2006, the United States Trustee convened a meeting of creditors of Delphi pursuant to section 341 of the Bankruptcy Code. A section 341 meeting is a statutorily mandated meeting of creditors, presided over by the United States Trustee, at which a debtor’s representatives appear and all creditors of the debtor are entitled to attend. At the conclusion of the section 341 meeting, the United States Trustee closed the meeting.
     On April 12, 2006, the Court established a bar date of July 31, 2006 for filing proofs of claim against the Debtors’ estates.
     Delphi’s Chapter 11 Filings related solely to its U.S. operations as Delphi’s operations outside the United States generally are profitable and have positive cash flow. Nevertheless, Delphi has been seeking and will continue to seek to optimize its manufacturing footprint to lower its overall cost structure by focusing on strategic product lines where it has significant competitive and technological advantages and selling or winding down non-core product lines. In particular, in February 2007, Delphi’s non-Debtor indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s transformation plan previously announced in March 2006. The facility, which has approximately 1,600 employees, is the primary holding of DASE.
     On March 20, 2007, DASE filed a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso, which provides DASE support by managing the process of closing the Puerto Real site in Cadiz, Spain in accordance with the applicable Spanish law. The Spanish court also appointed Adalberto Canadas Castillo and Enrique Bujidos (of PricewaterhouseCoopers Spain) and, thereafter, Fernando Gómez Martín, as receivers of DASE (the “DASE Receivers”) to address the legal interests of employees, suppliers and any other parties affected by the closure of the plant. In addition to the labor-related claims against DASE, suppliers and other non-labor creditors have asserted claims against DASE.
     During the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). Delphi concluded that it was in its best interests to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (approximately $14 million) for the purpose of funding payment of the claims of DASE’s other
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
creditors. On July 19, 2007, the Court granted Delphi’s motion authorizing, but not directing, Delphi to provide funds to its indirect wholly owned subsidiary, DASE in accordance with the Separation Plan. On July 31, 2007 the Spanish Court presiding over the Concurso approved the Separation Plan and Delphi provided DASE with €120 million related to the Separation Plan in August 2007 which was funded with cash from certain overseas non-Debtor entities. Additionally, subject to certain conditions, DASE will transfer to a person or entity designated by the Andalucía Autonomous Community Government the land, installations, machinery and tangible fixed assets owned by DASE and located at the Puerto Real plant that are necessary for the future pursuit of any industrial activities. In consideration for providing such funds and transferring certain fixed assets, upon satisfaction of certain requirements under Spanish law, Delphi, all of its affiliates, and each of their directors and officers will be released by operation of Spanish law from any liability related to DASE or arising out of its Concurso application. Additionally, each employee who accepts payment under the Separation Plan is required to confirm that such payment is in full satisfaction of any claims the worker may have against DASE, Delphi, or any Delphi affiliate. Notwithstanding the foregoing, Delphi and its affiliates deny any liability and reserve the right to challenge any and all such claims should this matter not be resolved consensually as anticipated. The foregoing summary of the Separation Plan is qualified in its entirety by the terms of the underlying agreement.
     As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. Delphi had recorded a $61 million charge as a component of equity income from non-Debtor affiliates in March 2007 related to Delphi’s committed voluntary contribution of funds sufficient to satisfy the minimum separation allowance to which affected employees are entitled under applicable Spanish law. The incremental expense of $114 million associated with the funding was probable and estimable as of June 30, 2007 and therefore Delphi recorded the amount in June 2007. Delphi recorded an additional expense of approximately $93 million in June 2007 associated with the exit of the Cadiz manufacturing facility and the liquidation of Delphi’s investment of DASE, including the recognition of accumulated loss on foreign currency translation of approximately $41 million. The total year-to-date expense through June 30, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $61 million was recorded by DASE in the first quarter of 2007 and is reflected as a component of equity income from non-Debtor affiliates, and approximately $207 million was recorded in June 2007 as a component of cost of sales.
     Equity Purchase and Commitment Agreements – In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and General Motors Corporation (“GM”). On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the Statutory Committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors presently. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “Investors”). On August 2, 2007 the Court granted the Company’s motion for an order authorizing and approving the EPCA and on August 3, 2007 the Investors and the Company executed the EPCA. Under the EPCA, the Investors could invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA. Upon the entry by the Court of the approval order and subject to the other conditions described in the EPCA, the Investors agreed to enter into the EPCA and affiliates of certain Investors committed to deliver equity commitment letters in the forms attached to the proposal letter.
     The EPCA outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized company. The EPCA also incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and will include an arrangement to fund required contributions to the plans that were not made in full as permitted under the Bankruptcy Code. The discussion above is qualified in its entirety by the terms of the underlying proposal. In particular, as more fully outlined in the proposal, the effectiveness and consummation of the transactions contemplated by the EPCA are subject to a number of conditions precedent, including, among others, Delphi’s achievement of consensual agreements with all of its U.S. labor unions and GM.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
      U.S. Labor Agreements
     UAW Settlement Agreement
     On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits. On June 22, 2007, however, Delphi entered into a tentative agreement and signed a Memorandum of Understanding with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and GM covering site plans, workforce transition and legacy pension and other postretirement benefits obligations (“OPEB”) as well as other comprehensive transformational issues (“UAW Settlement Agreement”). The UAW Settlement Agreement modifies, extends or terminates provisions of the existing collective bargaining agreements among Delphi, the UAW, and its various locals (the “UAW CBAs”) and provides that GM and Delphi will undertake certain financial obligations to Delphi’s UAW represented employees and retirees to facilitate these modifications. In addition to receipt of Court approval, the UAW Settlement Agreement was subject to union ratification, which occurred on June 28, 2007.
     On July 19, 2007, the Court entered an order (i) approving the UAW Settlement Agreement with the UAW and GM regarding Delphi’s restructuring, (ii) withdrawing without prejudice of Delphi’s and its affiliated Debtors’ Motion for Order under 11 U.S.C. § 1113(c) Authorizing Rejection of Collective Bargaining Agreements and under 11 U.S.C. § 1114(g) Authorizing Modification of Retiree Welfare Benefits (the “1113/1114 Motion”), solely as it pertains to the UAW and UAW-represented retirees and approving the parties’ settlement of such motion, solely as it pertains to the UAW and UAW-represented retirees, and (iii) modifying retiree welfare benefits for certain UAW-represented retirees of Delphi and its affiliated debtors. The settlement of the 1113/1114 Motion applied only to the UAW and did not resolve such motion as to the remaining labor unions representing Delphi’s and its affiliated Debtors’ employees. Subsequently, settlements were effected with the other unions (see below). The UAW Settlement Agreement, among other subject matters, provides that:
•	The UAW Settlement Agreement extends the UAW CBAs until September 14, 2011;

•	A site plan is implemented with respect to each of 21 UAW-Delphi plants which includes, at certain sites, specific revenue, production, and job commitments from Delphi and/or GM and pursuant to which Delphi will retain ownership and operations in four facilities, seven facilities will be sold or transferred to a third party so that Delphi will have no further operational or employment responsibilities after certain specified sunset dates, and ten facilities will be closed;

•	A workforce transition program is implemented for traditional UAW-represented employees that provides eligible employees with transformation plan options including (i) attrition options similar to the previously-approved UAW attrition programs, (ii) flowback rights to eligible Delphi employees as of the date of the filing of Delphi’s bankruptcy petition who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when plants cease production, (iii) provision of lump sum “buy-down” payments totaling $105,000 for traditional production employees who do not elect the attrition option or flowback and continue to work for Delphi under the terms of the 2004 UAW-Delphi Supplemental Agreement applicable to employees hired after 2004, transferring those employees to Supplemental Employee Status as of October 1, 2007, (iv) conversion of temporary employees in UAW-Delphi plants to permanent employee status, and (v) severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011;

•	Certain terms of the 2004 UAW-Delphi Supplemental Agreement with respect to wages, individual retirement and savings plans, and post-retirement health care accounts are modified;

•	Certain terms of the UAW CBAs are modified with respect to provisions covering hiring requirements, existing Center for Human Resources (“CHR”)/Legal Services, holiday schedule, temporary employees, Appendix L, Guaranteed Income Stream, America Online, and other matters described in Attachment E to the UAW Settlement Agreement;

•	Local negotiations subject to mutual agreement regarding work rules and other local agreement issues will be conducted on an expedited basis;
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
•	Delphi’s commitment in the 2004 UAW-Delphi Supplemental Agreement to the principle of “equivalence of sacrifice” when establishing compensation and benefit levels for salaried employees and management is reaffirmed;

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and pending ordinary course grievances of employees remaining in the workforce); and

•	The UAW will receive an allowed prepetition claim, to be paid pursuant to the plan of reorganization, in the amount of $140 million on account of the CHR and Legal Services claims as of April 1, 2007 (to be adjusted for accruals through October 1, 2007 and adjusted for expenditures by Delphi until the effective date of a plan of reorganization), of which $30 million will be paid to the UAW-GM Center for Human Resources and the balance will be paid directly to the DC VEBA established pursuant to a settlement agreement approved by the court in the case of International Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991.
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Court which incorporates, approves, and is consistent with all of the terms of the UAW Settlement Agreement and Delphi-GM settlement:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain UAW-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	A transfer of certain pension assets and liabilities from Delphi’s pension plans to GM’s pension plans is effectuated pursuant to Internal Revenue Code Section 414(1) in exchange for certain consideration to be paid by Delphi to GM;

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain UAW-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	The amount of $450 million is funded by GM, which the UAW has directed to be paid directly to the DC VEBA established pursuant to a settlement agreement approved by the court in the case of International Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991;

•	The UAW Settlement Agreement (including the UAW CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The UAW released parties are exculpated and released in connection with the UAW Settlement Agreement and Delphi’s chapter 11 cases; and

•	Delphi and GM receive releases from the UAW, all employees and former employees of Delphi represented or formerly represented by the UAW, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the UAW Settlement Agreement (except for claims for benefits provided for or explicitly not waived under the UAW Settlement Agreement).
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
IUE-CWA, IAM, IBEW, and IUOE Memoranda of Understanding
     On August 16, 2007, the Court granted two motions of Delphi, approving memoranda of understanding (each an “MOU” and collectively, the “MOUs”) regarding Delphi’s restructuring entered into among Delphi and GM and each of the following:
•	the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”), dated August 5, 2007,
•	the International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78 (“IAM”), dated July 31, 2007,
•	the International Brotherhood of Electrical Workers and its Local 663 (“IBEW”) relating to Delphi Electronics and Safety, dated July 31, 2007,
•	the IBEW relating to Delphi’s Powertrain division, dated July 31, 2007,
•	the International Union of Operating Engineers Local 18S, dated August 1, 2007,
•	the International Union of Operating Engineers Local 101S, dated August 1, 2007, and
•	the International Union of Operating Engineers Local 832S (collectively, with the International Union of Operating Engineers Local 18S and the International Union of Operating Engineers Local 101S, the “IUOE”), dated August 1, 2007.
     The MOUs modify, extend or terminate provisions of the existing collective bargaining agreements among Delphi, the IUE-CWA, IAM, IBEW, IUOE, and/or their various locals and provide that GM and Delphi will undertake certain financial obligations to Delphi’s IUE-CWA, IAM, IBEW, and IUOE-represented employees and retirees to facilitate these modifications. In addition to approving the MOUs, the Court orders approving the motions also approve (i) withdrawal without prejudice of Delphi’s and its affiliated debtors’ 1113/1114 Motion solely as it pertains to the IUE-CWA, IAM, IBEW, and IUOE and IUE-CWA, IAM, IBEW, and IUOE-represented retirees and approves the parties’ settlement of the 1113/1114 Motion solely as it pertains to the IUE-CWA, IAM, IBEW, and IUOE and IUE-CWA, IAM, IBEW, and IUOE-represented retirees; (ii) modification of retiree welfare benefits for certain IUE-CWA, IAM, IBEW, and IUOE-represented retirees of Delphi and its affiliated debtors; and (iii) pursuant to 11 U.S.C. § 363, modification of retiree welfare benefits for certain non-represented hourly active employees and retirees of Delphi and its affiliated debtors and approval of a term sheet between Delphi and GM regarding Delphi’s cessation and GM’s provision of certain benefits for such employees. The settlement of the 1113/1114 Motion applies only to the IUE-CWA, IAM, IBEW, and IUOE and IUE-CWA, IAM, IBEW, and IUOE-represented retirees.
IUE-CWA Memorandum of Understanding
     In addition to receipt of Court approval, the IUE-CWA MOU was subject to union ratification, which occurred as of August 20, 2007. The IUE-CWA MOU, among other subject matters, provides that:
•	The terms of the IUE-CWA CBAs are extended until October 12, 2011;

•	A site plan is implemented with respect to each of seven IUE-CWA-Delphi plants which includes, at certain sites, certain revenue program and production commitments from Delphi and/or GM and pursuant to which Delphi will retain ownership and operations in three facilities, two facilities will be sold or transferred to a third party and two facilities will be closed;

•	A workforce transition program is implemented for traditional IUE-CWA-represented employees that provides eligible employees with transformation plan options, including (i) attrition options similar to the previously-approved IUE-CWA attrition program, (ii) special employee placement opportunities for eligible Delphi employees who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when specific plants cease production, (iii) provision of lump sum “buy-down” payments totaling up to $105,000 for eligible employees who do not elect the attrition option or become employed by GM and continue to work for Delphi under the terms of the IUE-CWA MOU, and (iv) severance payments up to $40,000 to eligible employees who are permanently laid off prior to October 12, 2011;
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
•	Certain terms of the IUE-CWA CBAs are modified with respect to wages and benefits for certain employees, including vacation entitlement, life insurance, extended disability benefits, supplemental unemployment benefits, paid holidays, and healthcare;

•	Certain terms of the IUE-CWA CBAs are modified with respect to provisions covering hiring requirements, existing IUE-CWA/Delphi Joint Activities Center (the “JAC”)/Legal Services, temporary employees, Appendix F, Guaranteed Income Stream Program, America Online, Lifetime Job and Income Security, and other matters described in Attachment E to the IUE-CWA MOU;

•	Local negotiations for all Keep and Footprint sites conducted concurrently with the negotiations resulting in the IUE-CWA MOU are final and binding upon ratification of the IUE-CWA MOU;

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and pending ordinary course grievances of employees remaining in the workforce); and

•	The IUE-GM National Joint Skill Development and Training Committee will quitclaim any rights to the JAC Building to the IUE-CWA International or to an agreed upon not-for-profit entity.
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Court which incorporates, approves, and is consistent with all of the terms of the IUE-CWA MOU and Delphi-GM settlement:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain IUE-CWA-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	A transfer of certain pension assets and liabilities from Delphi’s pension plans to GM’s pension plans is effectuated pursuant to Internal Revenue Code Section 414(l);

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain IUE-CWA-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	The IUE-CWA will receive an allowed general unsecured prepetition claim against Delphi in the amount of $126 million in complete settlement of all asserted and unasserted IUE-CWA claims, including, but not limited, to the JAC asserted and unasserted claims (“the Allowed Claim”). The proceeds realized by the IUE-CWA and/or the voluntary employees’ beneficiary association (“VEBA”) trust, from a $26 million dollar portion of the Allowed Claim, will be paid directly to the VEBA trust to be established and sponsored by the IUE-CWA to provide supplemental retiree health insurance to certain eligible Delphi employees and their dependents; the proceeds realized by the IUE-CWA and/or the VEBA trust, from a $90 million dollar portion of the Allowed Claim, will be paid directly to a VEBA trust to be established and sponsored by the IUE-CWA for the purpose of funding employee benefits for active and retired employees and their dependents; and the proceeds realized by the IUE-CWA and/or a VEBA trust, from a $10 million dollar portion of the Allowed Claim, will be paid directly to the successor to the JAC entity which shall be established and administered by the IUE-CWA;

•	The IUE-CWA MOU (including the IUE-CWA CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The IUE-CWA released parties are exculpated and released in connection with the IUE-CWA MOU and Delphi’s chapter 11 cases; and

•	Delphi and GM receive releases from the IUE-CWA, all employees and former employees of Delphi represented or formerly represented by the IUE-CWA, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the IUE-CWA
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
MOU (except for claims for benefits provided for or explicitly not waived under the IUE-CWA MOU, including, but not limited to, workers’ compensation benefits against Delphi, its subsidiaries, or affiliates that are otherwise assertable under applicable law).
     The MOUs, other than the IUE-CWA MOU (the “Additional MOUs”), were ratified, respectively, by the IAM, as of August 4, 2007, the IBEW, as of August 4, 2007, and the IUOE (relating to each of Local 832S and Local 18S) as of August 9 and August 10, 2007. The IUOE agreement relating to Local 101S did not require ratification because there were no active bargaining unit members at the Olathe International Union of Operating Engineers Local 101S site.
IAM, IBEW, and IUOE Memoranda of Understanding
     The Additional MOUs, among other subject matters, provide that:
•	Certain collective bargaining agreements are extended until September 14, 2011, subject to their termination provisions, certain operations are scheduled to be closed, and certain operations are acknowledged as closed;

•	A workforce transition program is implemented (except for the International Union of Operating Engineers Local 101S) for eligible employees that provides such eligible employees with transformation plan options, including (i) attrition options similar to the previously-approved UAW and IUE-CWA attrition program for eligible employees who are participants in the Delphi Hourly-Rate Employees Pension Plan, (ii) provision of a lump sum “buy-down” payment totaling $10,000 for eligible employees, and (iii) severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011;

•	Certain terms of certain collective bargaining agreements are modified (the settlement agreement relating to the International Union of Operating Engineers Local 101S terminates and supersedes the 2003 IUOE Local 101S – Delphi Agreements and all related agreements and understandings); and

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and the right to pursue pending ordinary course grievance except for employees who have signed individual releases of claims).
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Court which incorporates, approves, and is consistent with all of the terms of the Additional MOUs and Delphi-GM settlement, the Additional MOUs, among other subject matters, provide that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain IAM, IBEW, and IUOE-represented retirees and eligible employees covered as provided in the Term Sheet – Delphi Cessation and GM Provision of OPEB;

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 for certain IAM, IBEW, and IUOE-represented employees as provided in Section C of the settlement agreement relating to IUOE Local 101S and Section D.2 of the other Additional MOUs;

•	The Additional MOUs (including certain collective bargaining agreements) are assumed pursuant to 11 U.S.C. § 365;

•	Certain released parties are exculpated and released in connection with the Additional MOUs and Delphi’s chapter 11 cases; and

•	Delphi and GM receive releases from the IAM, IBEW, and IUOE, all employees and former employees of Delphi represented or formerly represented by the IAM, IBEW, and IUOE, and all
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the Additional MOUs (except for claims for benefits provided for or explicitly not waived under the Additional MOUs, including, but not limited to, workers’ compensation benefits and unemployment compensation benefits against Delphi, its subsidiaries, or affiliates that are otherwise assertable under applicable law).
Non-Represented Hourly Active Employees and Retirees
     On July 23, 2007, Delphi and GM agreed to the treatment of certain non-represented hourly individuals, and on August 3, 2007, this agreement was formalized in the Non-Represented Term Sheet. On August 16, 2007, the Court granted Delphi’s motion pursuant to 11 U.S.C. § 363, modifying retiree welfare benefits for certain non-represented hourly active employees and retirees of Delphi and its affiliated debtors and approving the Non-Represented Term Sheet.
     Upon the effective date of the Non-Represented Term Sheet:
•	GM will provide post-retirement medical benefits to certain of the non-represented hourly active employees and retirees in accordance with all the ongoing terms, conditions, and eligibility requirements of the GM Health Care Program for Hourly Employees and GM will provide the applicable level of post retirement medical benefits consistent with the terms of the Modified Plan, as defined in the settlement agreement approved by the court in the case IUE, et al. v. General Motors Corporation (case number 2:06-cv-12151), on the same basis as such benefits are provided to GM-IUE-CWA hourly employees who retired from GM with eligibility to participate in the GM Health Care Program;

•	GM will provide all employer-paid post-retirement Basic Life Insurance benefits to certain of the non-represented hourly active employees and retirees in accordance with all the ongoing terms, conditions, and eligibility requirements of the GM Life and Disability Benefits Program for Hourly Employees and at the level provided for non-represented hourly retirees on the date immediately preceding GM’s provision of such benefits, provided, however, that GM will not be required to provide life insurance benefits at a level and scope that exceeds that being provided for similarly situated IBEW or IAM-represented hourly retirees of GM; and

•	Delphi has agreed to reimburse GM for the actuarial present value of GM’s actual liability with respect to the provision of OPEB to certain of Delphi’s non-represented hourly active employees and retirees.
USWA Memorandum of Understanding
     On August 29, 2007, the Court granted the motion of Delphi approving two memoranda of understanding (each, an “MOU”) regarding Delphi’s restructuring entered into among Delphi, GM and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USWA”). The first memorandum of understanding relates to Delphi’s operations at Home Avenue (the “USWA Home Avenue Settlement Agreement” or the “USWA Home Avenue Memorandum of Understanding”). The second memorandum of understanding relates to Delphi’s operations at Vandalia (the “USWA Vandalia Settlement Agreement” or the “USWA Vandalia Memorandum of Understanding”).
     The USWA Home Avenue Settlement Agreement and the USWA Vandalia Settlement Agreement modify, extend, or terminate provisions of the existing collective bargaining agreements among Delphi and the USWA (the “USWA CBAs”) and provide that GM and Delphi will undertake certain financial obligations to Delphi’s USWA-represented employees and retirees to facilitate such modifications. In addition to approving these agreements, the Court order approving the motion also approved (i) withdrawal without prejudice of Delphi’s and its affiliated debtors’ 1113/1114 Motion solely as it pertains to the USWA and USWA-represented retirees and approves the parties settlement of the 1113/1114 Motion solely as it pertains to the USWA and USWA-represented retirees and (ii) modification of retiree welfare benefits for certain USWA-represented retirees of Delphi and its affiliated debtors.
     The settlement of the 1113/1114 Motion applies only to the USWA, the last remaining union party to the 1113/1114 Motion.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Effective following receipt of written notice of ratification from the USWA, the USWA Home Avenue Settlement Agreement, among other subject matters, provides that:
•	The terms of the USWA CBAs are extended until September 14, 2011;

•	Delphi and the USWA agree that the businesses at the Home Avenue Operations will be sold or closed;

•	A workforce transition program is implemented for eligible USWA-represented employees that provides eligible employees with transformation plan options, including attrition options similar to the previously-approved UAW and IUE-CWA attrition programs (USWA Home Avenue Settlement Agreement Attachment C, USWA-Delphi-GM Special Attrition Program-Transformation);

•	Certain terms of the USWA CBAs are modified with respect to provisions covering Plant Closing and Sale Moratorium, Sourcing, Job Security (Job Opportunity Bank (“JOBS”) Program), America Online (“AOL”), Cost of Living Allowance (“COLA”), Independence Week Pay, Vacation Entitlement, Joint Activities funding, tuition assistance, Guaranteed Income Stream, benefits, temporary employees, and holidays; and

•	All employee, retiree, and union asserted and unasserted claims are settled (except for rights, if any, to vested pension benefits, workers’ compensation benefits, unemployment compensation benefits, future claims arising out of the modified USWA CBAs and pending ordinary course grievances of employees remaining in the workforce).
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Court which incorporates, approves, and is consistent with all of the terms of the USWA Home Avenue Settlement Agreement and Delphi-GM settlement, the USWA Home Avenue Settlement Agreement, among other subject matters, provides that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain USWA-represented employees covered as provided in the Term Sheet – Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	A transfer of certain pension assets and liabilities from Delphi’s pension plans to GM’s pension plans is effectuated pursuant to Internal Revenue Code Section 414(l);

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain USWA-represented employees covered as provided in the Term Sheet – Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	The USWA will receive an allowed general unsecured prepetition claim in the amount of $3 million against Delphi in complete settlement of all asserted and unasserted USWA claims, including without limitation asserted and unasserted claims of current and former Vandalia Operations bargaining unit members. The proceeds realized by the USWA and/or the voluntary employees’ beneficiary association (“VEBA”) trust, to be established by an entity other than GM, Delphi, or their respective benefit plans, will be contributed directly to the VEBA trust to provide certain retiree welfare benefits to certain eligible employees and retirees, including certain current or future participants in the Delphi Hourly Rate Employee Pension Plan or the GM Hourly Rate Employee Pension Plan, and their dependents;
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
•	The amount of $9 million will be paid by GM to the VEBA in resolution of certain claims asserted by the USWA, including in connection with the modification of retiree benefit programs, and without any acknowledgment by either GM or Delphi of those claims;

•	The USWA Home Avenue Memorandum of Understanding (including the USWA CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The USWA released parties are exculpated and released in connection with the USWA Home Avenue Memorandum of Understanding and Delphi’s chapter 11 cases; and

•	Delphi and GM receive releases from the USWA, all employees and former employees of Delphi represented or formerly represented by the USWA, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements between Delphi and the USWA and between GM and the USWA (except for claims for benefits provided for or explicitly not waived under the USWA Home Avenue Memorandum of Understanding, including, but not limited to, workers’ compensation benefits against Delphi, its subsidiaries, or affiliates that are otherwise assertable under applicable law).
     Effective following receipt of written notice of ratification from the USWA, the USWA Vandalia Settlement Agreement, among other subject matters, provides that:
•	The terms of the USWA CBAs are extended until September 14, 2011;

•	A site plan is implemented with respect to the Vandalia Thermal Operation for which it is necessary to achieve an all-in blended labor wage and benefit rate of $19.57 per hour as soon as possible and maintain that rate for the life of the Vandalia local agreement; otherwise failure to accomplish and maintain this all-in blended wage and benefit rate will result in the Vandalia Thermal Operations being closed during the term of the Vandalia local agreements;

•	A workforce transition program is implemented for eligible USWA-represented employees that provides eligible employees with transformation plan options, including attrition options similar to the previously-approved UAW and IUE-CWA attrition programs (USWA Vandalia Settlement Agreement, Section C, Special Attrition Program);

•	Certain terms of the USWA CBAs are modified with respect to provisions covering Guaranteed Income Stream, benefits, vacation accrual, holidays, Income Security Plan, Joint Activities funding, Independence Week Pay, COLA, Shift Premium, AOL, and overtime; and

•	All employee, retiree, and union asserted and unasserted claims are settled (except for rights, if any, to vested pension benefits, workers’ compensation benefits, unemployment compensation benefits, future claims arising out of the modified USWA CBAs and pending ordinary course grievances of employees remaining in the workforce).
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Court which incorporates, approves, and is consistent with all of the terms of the USWA Vandalia Settlement Agreement and Delphi-GM settlement, the USWA Vandalia Settlement Agreement, among other subject matters, provides that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain USWA-represented employees covered as provided in the Term Sheet – Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	A transfer of certain pension assets and liabilities from Delphi’s pension plans to GM’s pension plans is effectuated pursuant to Internal Revenue Code Section 414(l);
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain USWA-represented employees covered as provided in the Term Sheet – Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	The USWA asserted and unasserted claims are resolved pursuant to Section F.2 and F.3 of the USWA Home Avenue Settlement Agreement;

•	The USWA Vandalia Memorandum of Understanding (including the USWA CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The USWA released parties are exculpated and released in connection with the USWA Vandalia Memorandum of Understanding and Delphi’s chapter 11 cases; and

•	Delphi and GM receive releases from the USWA, all employees and former employees of Delphi represented or formerly represented by the USWA, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements between Delphi and the USWA and between GM and the USWA (except for claims for benefits provided for or explicitly not waived under the USWA Vandalia Memorandum of Understanding).
2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements – The financial statements and supplemental information contained herein are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements and as such, their net income (loss) is included as “Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. The financial statements include the impact of certain adjustments that were identified as a result of the completion of the Company’s consolidated financial statements for the quarter ended June 30, 2007. These adjustments impacted the July 1, 2007 beginning accumulated deficit balance and include approximately $39 million of asset impairment charges and $332 million securities and Employee Retirement Income Security Act (“ERISA”) litigation charges. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly periodic reports for the subsequent periods filed with the U.S. Securities and Exchange Commission (“SEC”).
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position, and cash flows of the Debtors in the future.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Intercompany Transactions – Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables.
     General Motors and Affiliates – Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers who sell directly to GM is classified as other (non-GM) customer activity.
     Restricted Cash – Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property – Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Long-Lived Asset Impairment Charges – In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Estimates of future cash flows used to test the recoverability of long-lived assets include separately identifiable undiscounted cash flows expected to arise from the use and eventual disposition of the assets. Where estimated future cash flows are less than the carrying value of the assets, impairment losses are recognized based on the amount by which the carrying value exceeds the fair value of the assets. Delphi recognized asset impairment charges related to long-lived assets held-for use of $157 million in March 2007 and $39 million in June 2007.
     Securities and ERISA Litigation Charges – Delphi, along with certain of its subsidiaries and certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Delphi’s present best estimate as of July 31, 2007 of liability for these matters is $340 million. This liability excludes any insurance proceeds that may be receivable under Delphi’s insurance policies. Delphi had an $8 million liability recorded as of March 31, 2007; therefore, a net charge of $332 million was recorded in June 2007 subsequent to the filing of the June 2007 Monthly Operating Report.
     Warranty Matters – Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments, and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. In June 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $91 million based on a tentative settlement with GM over a range of specific warranty matters.
     Contractual Interest Expense – Contractual interest expense represents amounts due under the contractual terms of outstanding debt during the month, including unsecured debt subject to compromise for which interest expense is not recognized in the income statement in accordance with the provisions of SOP 90-7.
     Taxes – Delphi accounts for income taxes in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The impact of initially applying
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
FIN 48 was recognized as a cumulative effect adjustment increasing the April 1, 2007 opening balance of accumulated deficit by $18 million.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM – As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable to immediately transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for its actual costs for providing such coverage. As of July 31, 2007, Delphi’s receivable from GM for these costs was $5 million.
     Pension Funding – Delphi has been in discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11. These discussions have culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM. Specifically, on March 9, 2007, Delphi received approval from the IRS to change the asset valuation method for purposes of funding for the Hourly and Salaried Plans for plan years beginning on and after October 1, 2005. The new asset valuation method uses fair market value as permitted in the U.S. Internal Revenue Code (the “Code”). Furthermore, on May 1, 2007, Delphi received conditional funding waivers from the IRS for its Hourly Plan and Salaried Plan for the plan year ended September 30, 2006 which, if the waiver conditions are satisfied, will permit Delphi to defer funding contributions due under the ERISA and the Code on June 15, 2007 until the date when Delphi emerges from chapter 11. Upon emergence from chapter 11, Delphi would be required to make cash contributions to the Hourly Plan sufficient to satisfy ERISA funding minimums after giving effect to an anticipated transfer of at least a net of $1.5 billion of unfunded benefit liabilities from the Hourly Plan to a pension plan sponsored by GM, to satisfy specified funding requirements for the Salaried Plan and to attain a specified funding level thereafter. On May 31, 2007, the Court granted Delphi’s motion seeking authority to secure the conditional funding waivers from the IRS. Pursuant to the conditions of the waivers, effective June 16, 2007, Delphi has provided to the PBGC letters of credit in favor of the plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million to support funding obligations under the Salaried Plan, which letters of credit will expire once Delphi satisfies its contribution requirements upon emergence from chapter 11. Upon emergence from chapter 11, Delphi also would be required to make cash contributions of at least $20 million to the Hourly Plan for the plan year ending September 30, 2007, which contributions among other things would settle all potential claims by the IRS for excise taxes related to plan funding deficiencies carried over from the plan year ending September 30, 2005. The funding waivers also were conditioned upon Delphi’s filing a plan of reorganization no later than July 31, 2007 and emerging from bankruptcy no later than November 15, 2007. On July 13, 2007, the IRS modified the funding waivers extending the dates by which Delphi is required to file a plan of reorganization and emerge from chapter 11 bankruptcy to December 31, 2007 and February 29, 2008, respectively. The Hourly Plan funding waiver is further conditioned on Delphi’s making contributions to the Hourly Plan by June 15, 2008 sufficient to meet ERISA minimums for the plan year ending September 30, 2007. The foregoing pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers and the order of the Court.
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated November 21, 2005 (the “Amended DIP Credit Facility”), and the approximate $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”).
     On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and a second priority term loan of approximately $2.5 billion (“Tranche C” or the “Tranche C Term Loan”).
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     The Refinanced DIP Credit Facility carries an interest rate at Delphi’s option of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or London Interbank Borrowing Rate (“LIBOR”) plus (x) with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a two-week or one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 and the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is pledging only 65% of the stock of its first tier foreign subsidiaries to the extent that, in its reasonable business judgment, adverse tax consequences would result from a pledge of a quarter percentage of such stock) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. The borrowing base computation was short of the Refinanced DIP Credit Facility commitment on July 31, 2007. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective 10 days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers and dispositions of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi which are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility.
     The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.
     Also on January 9, 2007 both the $250 million Tranche B Term Loan and the $2.5 billion Tranche C Term Loan were funded and the proceeds were used to extinguish amounts outstanding under the Amended DIP Credit Facility and the Prepetition Facility. Delphi incurred no early termination penalties in connection with the termination of these agreements. However, as a result of the changes in the debt structure and corresponding cash flows related to the refinancing, Delphi expensed $25 million of unamortized debt issuance and discount costs related to the Amended DIP Credit Facility and Prepetition Facility in the first quarter of 2007, of which $23 million was recognized as loss on extinguishment of debt as these fees relate to the refinancing of the term loans and $2 million was recognized as interest expense as these fees relate to the refinancing of the revolver. The Company elected to pay interest on the Tranche B Term Loan at LIBOR plus 2.25% for a three-month period and on the Tranche C Term Loan at LIBOR plus 2.75% for a three-month period. As of July 31, 2007, there was approximately $285 million outstanding under the Revolving Facility and the Company had approximately $259 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 1. Basis of Presentation.
     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
Amendment”). The First Amendment provides for an amended definition of “Global EBITDAR,” the addition of a two-week LIBOR interest election option, and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR eliminates cash payment limits with respect to restructuring costs from the definition.
4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

		Year-to-Date
	Month Ended	January 1 to
	July 31, 2007	July 31, 2007
	(in millions)
Professional fees directly related to reorganization	$(13)	$(100)
Interest income	3	24

Total Reorganization Items	$(10)	$(76)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $4 million year-to-date of fees for certain legal advisors to GM, none of which was incurred in July. Professional Fees for the month ended July 31, 2007 were estimated by the Debtors and will be reconciled to actual invoices when received.
5. Liabilities Subject to Compromise
     As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities are stayed. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.
     The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. On April 12, 2006, the Court entered an order establishing July 31, 2006 as the bar date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. The Debtors notified (including by publication notice) all known actual and potential creditors of the bar date and the required procedures with respect to the filing of proofs of claim with the Court. Any differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors are being analyzed and, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims.
     The Debtors have received approximately 16,600 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time. As of July 31, 2007, the Debtors had objected to approximately 12,900 proofs of claim which asserted approximately $10 billion in aggregate liquidated amounts
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
plus additional unliquidated amounts. The Court has entered orders disallowing approximately 9,100 of those proofs of claim, which orders reduced the amount of asserted claims by approximately $9 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered an order modifying approximately 2,800 claims, reducing the aggregate amounts asserted on those claims from $213 million to $180 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the court will be further reduced. Nonetheless, the determination of how liabilities will ultimately be settled and treated cannot be made until the Court approves a chapter 11 plan of reorganization. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:

July 31, 2007
(in millions)
Pension obligations	$4,311
Postretirement obligations other than pensions, including amounts payable to GM	9,335
Debt and notes payable	2,438
Accounts payable	821
Other	1,227

Total Liabilities Subject to Compromise	$18,132

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
MONTH ENDED JULY 31, 2007

	Employee Payroll Taxes	Employer Payroll
Gross Wages Paid	Withheld	Taxes Owed

$ 170,231,050	$ 44,285,664	$ 13,444,412

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED JULY 31, 2007

Payee	Payroll Taxes Paid

Internal Revenue Service	$50,781,691
State of Michigan	2,267,422
City of Saginaw, MI	62,555
City of Flint, MI	62,416
City of Grand Rapids, MI	4,835
City of Detroit, MI	4,060
City of Walker, MI	549
City of Pontiac, MI	494
City of Lansing, MI	182
State of Ohio	1,711,717
City of Dayton, OH	201,152
City of Kettering, OH	148,598
City of Moraine, OH	57,932
City of Vandalia, OH	56,435
City of Warren, OH	28,981
City of Niles, OH	24,674
City of Columbus, OH	9,245
City of Elyria, OH	8,482
City of Norwalk, OH	8,322
City of Bellevue, OH	5,855
City of Troy, OH	4,159
City of Port Clinton, OH	4,010
City of Hubbard, OH	3,530
City of Lorain, OH	2,741
City of Huron, OH	2,679
City of Dublin, OH	1,805
City of Newton Falls, OH	1,680
City of Trotwood, OH	1,311
City of Lordstown, OH	1,193
City of Parma, OH	1,009
City of Hamilton, OH	817
City of Canton, OH	796
City of Xenia, OH	791
City of Springfield, OH	727
City of Toledo, OH	653
City of Cincinnati, OH	384
City of Akron, OH	245
City of Ontario, OH	223
City of Fairborn, OH	135
Ohio School District	101
City of West Carrollton, OJ	60
City of Mansfield, OH	22
State of New York	1,529,117
State of Indiana	1,314,140
State of Wisconsin	477,203
State of Alabama	437,414
City of Gadsden, AL	14,098
State of Mississippi	104,081
State of Oklahoma	65,354
State of California	33,088
State of Georgia	27,817
State of Colorado	19,674
City of Denver	1,959
State of Illinois	17,303
State of Pennsylvania	16,860
City of Philadelphia, PA	142
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED JULY 31, 2007

Payee	Payroll Taxes Paid

City of Towamencin, PA	$36
State of Kansas	11,047
State of Texas	10,466
State of South Carolina	8,638
State of Missouri	3,971
City of Kansas City, MO	610
State of Oregon	3,838
State of New Jersey	3,478
State of Virginia	2,685
State of North Carolina	2,386
State of Arizona	1,496
State of Louisiana	1,406
State of Utah	1,109
State of Iowa	1,034
State of Maryland	1,000
State of Connecticut	892
State of Kentucky	716
City of Bowling Green, KY	378
State of Arkansas	661
State of Massachusettes	655
State of New Mexico	650
State of Delaware	246
State of Washington	59
State of Florida	6
Inland Revenue Service (UK)	814,721
Country of Switzerland	6,154

Total	$60,411,256

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JULY 31, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Wyoming, Michigan	Personal Property	$1,505,129	$1,505,129
Saginaw, Michigan	Personal Property	1,023,593	1,023,593
Flint, Michigan	Personal Property	873,261	873,261
Adrian, Michigan	Personal Property	400,180	400,180
Coopersville, Michigan	Personal Property	305,300	305,300
Troy, Michigan	Personal Property	256,648	256,648
Orange County Tax Collector	Personal Property	121,797	121,797
Marion County, Indiana	Personal Property	23,919	23,919
Dearborn, Michigan	Personal Property	21,376	21,376
Riverside County, California	Personal Property	12,284	12,284
Santa Clara County, California	Personal Property	6,436	6,436
Henry County, Indiana	Personal Property	6,287	6,287
Johnson County, Indiana	Personal Property	3,299	3,299
Delaware County, Indiana	Personal Property	2,742	2,742
Zilwaukee, Michigan	Personal Property	2,365	2,365
Traverse City, Michigan	Personal Property	1,959	1,959
Noble County, Indiana	Personal Property	1,708	1,708
Torrington, Indiana	Personal Property	1,612	1,612
Ann Arbor, Michigan	Personal Property	1,570	1,570
Bristol, Connecticut	Personal Property	1,504	1,504
Dekalb County, Indiana	Personal Property	1,457	1,457
Berlin, Connecticut	Personal Property	1,383	1,383
Elkhart County, Indiana	Personal Property	1,370	1,370
Royal Oak, Michigan	Personal Property	1,073	1,073
Norwich, Connecticut	Personal Property	911	911
Jackson, Michigan	Personal Property	803	803
Watertown, Connecticut	Personal Property	740	740
Salisbury, Connecticut	Personal Property	714	714
Scott County, Indiana	Personal Property	641	641
Wells County, Indiana	Personal Property	505	505
Naugatuck, Connecticut	Personal Property	479	479
Sturgis, Michigan	Personal Property	365	365
Cass County, Indiana	Personal Property	256	256
Whitley County, Indiana	Personal Property	251	251
Burlington, Connecticut	Personal Property	237	237
Southington, Connecticut	Personal Property	174	174
South Windsor, Connecticut	Personal Property	127	127
Chester, Connecticut	Personal Property	118	118
Steuben County, Indiana	Personal Property	68	68
Vassar, Michigan	Personal Property	52	52
Monroe County, Indiana	Personal Property	36	36
Goodlettsville, Tennessee	Personal Property	30	30
Derby, Connecticut	Personal Property	14	14
Fayette County, Indiana	Personal Property	11	11
Vigo County, Indiana	Personal Property	6	6
Montgomery County, Ohio	Real Property	852,145	852,145
Troy, Michigan	Real Property	835,082	835,082
Flint, Michigan	Real Property	537,066	537,066
Wyoming, Michigan	Real Property	464,118	464,118
Trumbull County, Ohio	Real Property	446,247	446,247
Saginaw, Michigan	Real Property	364,564	364,564
Coopersville, Michigan	Real Property	172,387	172,387
Erie County, Ohio	Real Property	103,438	103,438
Rochester, New York	Real Property	32,808	32,808
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JULY 31, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Portage County, Ohio	Real Property	22,983	22,983
Henry County, Indiana	Real Property	16,094	16,094
State of Ohio	Use	470,888	470,888
State of Indiana	Use	246,744	246,744
State of Michigan	Use	197,664	197,664
State of New York	Use	119,825	119,825
Limestone County, Alabama (Payee ALATAX - Tax Trust Account)	Use	38,447	38,447
State of Texas	Use	31,619	31,619
State of Mississippi	Use	20,672	20,672
State of Wisconsin	Use	14,545	14,545
State of Georgia	Use	5,959	5,959
Gadsden City, Alabama (Payee ALATAX - Tax Trust Account)	Use	3,600	3,600
Colorado Dept of Revenue	Use	2,043	2,043
Tuscaloosa, County Alabama	Use	1,686	1,686
Etowah County, Alabama (Payee LGREC Inc.)	Use	785	785
Coaling, Alabama (Payee ALATAX — Tax Trust Account)	Use	425	425
State of Ohio	Kilowatt Hour	67,066	67,066
State of Alabama	Seller’s Use	40,816	40,816
State of Alabama	Consumer Use	37,929	37,929
Texas State Comptroller	Income	1,198	1,198
State of California Board of Equalization	Sales & Use	457	457
South Carolina Department of Revenue	Sales & Use	78	78
	Surplus Lines
Georgia Insurance Department	Insurance	280	280
	Surplus Lines
Colorado Division of Insurance	Insurance	125	125
Colorado Department of Revenue	Utility	169	169
Colorado Department of Revenue	Sales	41	41

Total		$9,734,783	$9,734,783

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JULY 31, 2007

Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”

Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
MONTH ENDED JULY 31, 2007

Debtor Name	Case Number	Amount (1)

Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	(331,280)
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	3,013,333
Delphi Medical Systems Texas Corporation	05-44511	19,597
Delphi Medical Systems Corporation	05-44529	1,002,100
Specialty Electronics International Ltd.	05-44536	544,285
Specialty Electronics, Inc.	05-44539	—
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	3,344,795
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	8,952,054
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	6,334,346
Delphi China LLC	05-44577	(6,451)
Delphi Automotive Systems Korea, Inc.	05-44580	109,387
Delphi International Services, Inc.	05-44583	7,508,691
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	(681)
Delphi Automotive Systems (Holding), Inc.	05-44596	(343,393)
Delco Electronics Overseas Corporation	05-44610	8,860,627
Delphi Diesel Systems Corporation	05-44612	31,293,596
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	142,044
Delphi Integrated Service Solutions, Inc.	05-44623	109,044
Delphi Connection Systems	05-44624	5,914,371
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	128,504,696
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	127,517,561
Delphi Automotive Systems LLC	05-44640	1,181,764,977
Delphi Furukawa Wiring Systems LLC	05-47452	2,616,730
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	386

(1)	Operating expenses for the month ended July 31, 2007 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)